Exhibit 99.1

Contact
Black Box Corporation
Timothy C. Huffmyer
Vice President, Chief Financial Officer and Treasurer
Phone: (724) 873-6788
Email: investors@blackbox.com
FOR IMMEDIATE RELEASE
BLACK BOX CORPORATION ANNOUNCES CEO TRANSITION
PITTSBURGH, PENNSYLVANIA, December 23, 2015 - Black Box Corporation (NASDAQ:BBOX), a leading technology solutions provider, today announced that Michael McAndrew will be stepping down as the President and Chief Executive Officer of the company, effective upon the appointment of his successor. Mr. McAndrew will remain available to ensure a smooth transition. The Nominating & Governance Committee of the Board is in charge of succession planning and has engaged a national executive search firm to conduct an external search for candidates.
Mr. Thomas G. Greig, Chairman of the Board, stated, “We want to thank Mike for his many years of service to Black Box and his leadership during the Company’s recent transformational efforts. Despite recent challenges, both Mike and I are optimistic about the future of the Company and agreed that now is the right time to transition to new leadership to take the company to its next phase of growth.”
Mr. McAndrew added, “It has been my privilege to serve Black Box in my many roles over the past 26 years and most recently as CEO. I believe that with our transformational efforts well underway, now is the right time for a transition. I am excited to work with the Board to position our new leader for great success for the Company in the future. I remain committed to the Company and our team members, clients and stockholders until my successor is identified and a smooth transition has occurred.”
About Black Box
Black Box is a leading technology solutions provider dedicated to helping customers build, manage, optimize and secure their IT infrastructure. Black Box delivers high-value products and services through its global presence and approximately 4,000 team members. To learn more, visit the Black Box Web site at http://www.blackbox.com.
Black Box® and the Double Diamond logo are registered trademarks of BB Technologies, Inc.